Exhibit 99.1

E-Waste Systems Signs Master License for United Kingdom
The first eWaste public pure play brand in Europe

London, UK – 27 February, 2013 -- E-Waste Systems, Inc. (OTCQB: EWSI) (the “Company”), an electronic waste management and reverse logistics company, announced today the signing of a definitive Master License Agreement for the United Kingdom and the Republic of Ireland. The exclusive two-year agreement calls for an initial license fee payment plus annual royalties and a minimum sales commitment of $2,000,000.

EWSI, with nationwide logistics coverage that includes every zip code in the Continental US, solidifies the eWaste™ presence in the British Isles with this deal.

“We are thrilled to complete this deal. With our USA nationwide coverage, China and now Europe, we have rapidly developed the footprint for our eWaste™ brand in the key major growth geographies.” said Martin Nielson, CEO of EWSI.

Terms of this agreement are consistent with the recently announced licenses in China, which, combined with this UK and Republic of Ireland license, will give EWSI two master licenses and three further sublicenses for a total of $7,000,000 in revenue commitments.

“Europe’s Waste Electrical & Electronic Equipment (“WEEE”) Directive represents the highest regulatory standard in the world for processing e-waste. We hold this as the gold standard which we can offer our affiliates, corporate partners and governments seeking such high standards.” added Martin Nielson, CEO of EWSI.

According to data from the UK Environment Agency, over 1.5 million metric tons of electronic equipment was placed on the UK market in 2011 but only 33% of this quantity was collected for recycling through approved sites. Under the recent recast of the WEEE Directive, member countries are obliged by law to grow the percentages processed to 85% (of WEEE generated) in the near future.

According to the International Monetary Fund (IMF), the economy of the European Union generates a GDP of over €12.6 trillion (approximately US $17.6 trillion) in 2011 making it the largest economy in the world, of which the UK and Ireland collectively represent 15% (ranking only behind Germany and France).

“This master license advances our eWaste™ brand footprint globally as the leading pure play public e-waste company and the only one in Europe. With the waste stream growth projected in the European markets and the increase in e-waste recycling required under the new WEEE legislation, now is the time to establish ourselves in this market,” stated Mr. Nielson.  “We intend to aggressively pursue the development of our brand in the UK and Ireland and expect to be able to use the experiences gained here as Best Practice to advance the interests and standards of our growing group of partners around the world,” added Mr. Nielson.

The UK’s Waste and Resources Action Programme (‘WRAP’) estimates that between now and 2020, electronic waste in the UK will total more than 12 million tons.  IT equipment, consumer electronics and display screens will comprise one quarter of this volume. The precious metals contained in these 12 million tons have a total estimated market value today of £7bn (US$11.2 billion). Furthermore, nearly 25% of WEEE currently taken to household waste recycling centers could be reused in the UK reducing its reliance on raw materials, including rare earths, by as much as 20% by 2020.

This master license agreement calls for a payment of $75,000 for the purchase of an initial two-year license fee plus a royalty of 2% of annual revenues combined with a minimum commitment of $2,000,000 in revenues and a commitment to source at least one additional sub-license in Ireland during the initial term.

The license agreement has been executed, a copy of which will be filed with the SEC on Form 8-K.

Industry Expansion

The e-waste and reverse logistics market has become a $100B+ annual business (Source: Blumberg Associates), excluding much of the resale of still usable goods that flood the marketplace as new updates in software and hardware are released. Furthermore, as environmental legislation and policies set more stringent requirements for the disposal of these items, many analysts and practitioners expect e-waste to grow faster than any other waste stream over the next 5 years. The benefits of e-waste management and recycling are many, including conservation of natural resources, creation of new jobs, prevention of environmental contamination by toxic chemicals, and reduction of energy requirements.

About E-Waste Systems, Inc.

E-Waste Systems, Inc. is the sole pure play public company in the emerging waste electrical and electronics equipment ("WEEE") industry. EWSI targets companies facing regulatory or other mandates for handling e-waste. EWSI operates and assists its large geographical network of affiliates, applying best practices in professional management, offering state-of-the-art engineering, and providing a truly global e-waste solution. Additional information, including the business plan summary, is available on the Company’s website: www.ewastesystems.com.

For more information as it happens, follow @EWasteSystemsIn on Twitter and Facebook. Or contact Investor Relations at: ir@ewastesystems.com

Sources:
http://www.environment-agency.gov.uk/business/topics/waste/139283.aspxhttp://www.environment-agency.gov.uk/business/topics/waste/111016.aspx
http://ec.europa.eu/environment/waste/weee/index_en.htm
http://www.wrap.org.uk/content/facts-and-figureshttp://ec.europa.eu/environment/waste/weee/index_en.htm

Safe Harbor Statement: Certain statements and information in this release constitute "forward-looking statements" as defined in the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.